Exhibit 1

Second AMENDMENT TO Pledge Agreement and Partial release

This Second Amendment to Pledge Agreement is entered into this ____ day of August, 2010. Reference is made to that certain Share Pledge Agreement (the “Pledge Agreement”) dated November 6, 2007, between Hanqiao Zheng as Pledgor and Carlyle Asia Growth Partners III, L.P., a limited partnership (“CAGP”) and CAGP III Co-Investment, L.P. (“CAGP Co”) both of whom are limited partnerships organized under the laws of the Caymen Islands and known under the Pledge Agreement as the “Secured Party” and in this agreement as the Secured Parties and to that certain First Amendment to Pledge Agreement made in December 2008 (the “First Amendment”) among Zheng, the Secured Party and Guohua Ku (“Ku”).

WHEREAS, the Collateral which is the subject of the Pledge Agreement and known as the “Pledged Shares” under that agreement has at all times since the First Amendment been in the possession of Ku and together with the certificates therefore is presently in the possession of Ku, and

WHEREAS, the parties to this Second Amendment to Pledge Agreement (this “Agreement”) have agreed that the pledge of certain of the Pledged Shares under the Pledge Agreement and the security interests in such shares provided thereunder are no longer necessary, and

WHEREAS, the parties further have agreed that it is in the best interest of all parties to this Agreement, that the Pledge Agreement and the First Amendment be further amended and certain of the Pledged Shares be released .

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          The Pledged Shares in the Pledge Agreement and the First Amendment shall as of the date of this Agreement be reduced from 50% to 25% of the Common Shares held by the Pledgor. Parties agree that the number of Pledged Shares is hereby reduced to 4,716,574 Common Shares from 9,653,471 Common Shares, which is 25% of the Common Shares currently held by the Pledgor. Except as expressly set forth herein, all terms of the Pledge Agreement remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of the parties thereto.

2.          Each of Ku on one hand and each of CAGP and CAGP Co., as a Secured Party, on the other acknowledges to the other that it has no claims with respect to the collateral or otherwise arising under the Pledge Agreement or the First Amendment and each hereby releases the other from all possible claims which might arise in the future with respect to those agreements in connection with the released shares in this Agreement.

3.          Ku acknowledges that he has possession of the Pledged Shares and all certificates reflecting the Pledged Shares.

4.          The parties acknowledge that there was and is no Additional Collateral as that term is defined in the Pledge Agreement.

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5.          Each Secured Party hereby acknowledges the partial release of the security and the amendment of the Agreement and the First Amendment and any and all rights, including any security interest, that such Secured Party may have therein and thereunder.

6.          This Agreement may be executed in any number of counterparts each of which shall constitute an original but all of which when taken together shall constitute but one contract.

7.          This amendment shall be governed by and construed in accordance with the laws of the State of New York without respect to any principles of conflict of law.

8.          The parties agree to execute any other documents necessary to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment Agreement to be executed as of the date first above written.

By:
Guohua Ku

CARLYLE ASIA GROWTH PARTNERS III, L.P.

By:

Name:

Title:

CAGP III Co-Investment, L.P.

By:

Name:

Title:

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